Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Superconductor Technologies, Inc. on Form S-8 (File Nos. 333-106594, 333-126121, 333-193008), on Form S-3 (File No. 333-202702, 333-189006), and on Form S-1 (File Nos. 333-214433, 333-214996) of our report (which includes an explanatory paragraph as to the Company’s ability to continue as a going concern), dated March 23, 2018, with respect to our audits of the consolidated financial statements of Superconductor Technologies, Inc. as of as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, appearing in the Annual Report on Form 10-K of Superconductor Technologies, Inc. for the year ended December 31, 2017.

/s/ Marcum LLP

Marcum LLP

San Francisco, California

March 23, 2018